EXHIBIT 10.15

CONVERTIBLE PROMISSORY NOTE ISSUED BY PARK CUMMINGS MINING COMPANY
TO PARK-PREMIER MINING COMPANY DATED JANUARY 1, 2007

P R O M I S S O R Y   N O T E

$652,645.79
 January 1, 2007
Denver, Colorado

FOR VALUE RECEIVED, PARK CUMMINGS MINING COMPANY, a Utah corporation ("Maker"), hereby promises to pay to the order of PARK-PREMIER MINING COMPANY or its assigns ("Holder"), at 32391 Horseshoe Drive, Evergreen, Colorado 80439 or at such other place Holder may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Six Hundred Fifty Two Thousand Six Hundred Forty Five and 79/100 US Dollars ($652.645.79), together with interest on the unpaid balance at the rate of Twelve Percent (12%) per annum, on demand of Holder; provided, however, if not sooner paid, the entire principal amount outstanding and accrued interest thereon, shall be due and payable on December 31, 2007.

This Note is subject to prepayment, in whole or in part, at the option of Maker without penalty.  Prepayments shall be applied first to interest accrued and then to principal due hereunder.

In case this Note shall not be paid in full whenever it shall become due, the Maker agrees to pay all costs and expenses of collection, including reasonable attorney's fees, not to exceed 15% of the unpaid balance.

All rights and obligations hereunder shall be governed by the laws of the State of Colorado, without application of its choice or conflict of law principles. This Note is unsecured.

IN WITNESS WHEREOF, the Maker has signed this Note effective as of the date first above written.

Description:  Expense Advances
PARK CUMMINGS MINING COMPANY

By:       /s/ Robert W. Dunlap
Robert W. Dunlap, President